Exhibit 10.1

EXP WORLD HOLDINGS, INC.

EMPLOYMENT AGREEMENT

Alan Goldman

This Employment Agreement (this “Agreement”) is entered into by and between eXp World Holdings, Inc., a Delaware corporation (hereinafter referred to as the “Company”), and Alan Goldman (hereinafter referred to as “Executive”), dated and effective as of the Effective Date defined in Section 1 below.

WHEREAS, the parties previously agreed to an Offer of Employment dated February 22, 2016 (“Initial Offer”), pursuant to which Executive continues to be employed by the Company, and the Company and Executive now wish to enter into this Agreement to establish the amended terms and conditions of such continuing employment.

Accordingly, the parties hereto agree as follows:

1.       At-Will Employment. This Agreement will be effective as of the date it is signed by Executive (the “Effective Date”). Executive’s employment pursuant to this Agreement shall be terminable at-will and, as such, either Executive or the Company may terminate Executive’s employment without notice and for any reason, subject to the severance provisions of Section 5.

2.       Scope of Employment.

2.1       Duties. Executive will continue to serve as the Chief Financial Officer of the Company and will faithfully perform for the Company the duties of said office, including without limitation (i) the duties described in “Attachment A,” (ii) such other duties as shall be specified and designated from time to time by the Company’s Chief Executive Officer or Board of Directors, and (iii) compliance by Executive with all written policies of the Company that are applicable to executive officers of the Company, including but not limited to the EXP World Holdings, Inc., Insider Trading Policy for Officers and Directors (the “Insider Trading Policy”), the eXp Realty LLC Employee Guidebook (the “Employee Guidebook”),, and such other policies and procedures as may be applicable to or adopted by the Company from time to time. Executive hereby agrees to provide signed acknowledgments of both the Insider Trading Policy and the Employee Guidebook within five (5) business days of the Effective Date of this Agreement. In his capacity as an officer of the Company, Executive will report to and operate under the oversight of the Chief Executive Officer and the Board of Directors. Upon request of the Company, Executive may also serve as a director of the Company and as an officer and/or a director of subsidiaries of the Company for no additional compensation.

2.2       Time Commitment. Executive shall devote substantially all of Executive’s business time and effort to the performance of Executive’s duties hereunder. Provided that the following activities do not interfere with Executive’s duties hereunder, and provided that the following activities do not violate Executive’s covenant against competition as described in Section 6.2 hereof, Executive may perform personal, charitable and other business activities, including, without limitation, serving as an officer or director of one or more other professional organizations or businesses, or charitable non-profit organizations.

3.       Compensation and Benefits.

3.1       Salary. From the Effective Date, the Company will pay Executive a salary at the rate of $225,000 per annum (the “Annual Salary”). The Annual Salary will be subject to applicable tax withholdings and deductions and paid in accordance with the customary payroll practices of the Company applicable to senior executives generally. The Company anticipates that the Compensation Committee of the Board of Directors (the “Compensation Committee”) will review Executive’s Annual Salary every six months and may modify the Annual Salary from time to time by an amount and on such conditions as may be approved by the Compensation Committee and by the Board of Directors.

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3.2       Signing Bonus. Within ten (10) days after the Effective Date, the Company will provide Executive with a one-time cash bonus of $70,625.00 (“Signing Bonus”), which will be subject to required withholdings and deductions, as further consideration for the covenants and obligations imposed on Executive by this Agreement.

3.3       Discretionary Annual Performance Bonus. Executive will also be eligible to earn an annual discretionary performance-based bonus for each calendar year in which Executive is employed, commencing with calendar year 2017, in an amount up to $50,000 (“Annual Bonus”), with the actual amount to be determined and approved at the discretion of the Compensation Committee and approved by the Board of Directors. As of the present time, the Company anticipates that the following factors, without limitation, will be considered in determining any Annual Bonus for 2017:

(a)       achievement of Company goals and objectives, including, without limitation, the development of improved predictive financial modeling for the Company;

(b)       achievement of departmental goals and objectives, including, without limitation: (i) streamlining and improving efficiency of agent pay in collaboration with the Company’s Chief Executive Officer, Vice President of Agent Experience, Chief Product and Technology Officer, Brokerage Operations, and others; and (ii) developing additional financial controls which will be required of an accelerated filer and/or by the Sarbanes Oxley Act; and

(c)       additional criteria, subject to approval by the Compensation Committee and Board of Directors, including subjective and objective individual performance goals to be established by the Chief Executive Officer after consultation with Executive (which the Company anticipates will occur within ninety (90) days from the Effective Date).

The Company anticipates that the performance metrics and the maximum amount of the potential Annual Bonus will be reviewed every six months by the Compensation Committee, which will make recommendations to the Board of Directors concerning any appropriate adjustments.

To be eligible to earn an Annual Bonus, Executive must: (i) be employed by the Company on the date that the Company designates for the payment of executive bonuses, which shall be in the calendar year following the performance year; (ii) must be in full compliance with the law and all Company policies in the performance of his duties pursuant to this Agreement; and (iii) must not have engaged in any material breach of this Agreement or any other contractual obligation to the Company. The Compensation Committee and Board of Directors will determine in good faith and in their sole discretion whether and to what extent the agreed-upon goals are satisfied each year. If earned, the Annual Bonus will be paid in accordance with the Company’s general policies for payment of annual executive bonuses.

3.4       Equity Compensation. Executive previously received a stock option award agreement pursuant subject to the terms of the Company’s 2015 Equity Incentive Plan (the “Equity Plan”) for up to 500,000 option shares with a grant date of March 16, 2016 (the “Option Award”). In addition, Executive previously received a restricted stock grant subject to the terms of the Equity Plan for up to 100,000 shares subject to a quarterly vesting schedule such that the shares of restricted stock would be 100% vested after 12 months of continuous employment.

3.5       Benefits. During Executive’s employment with the Company pursuant to this Agreement, Executive will be permitted to participate in any group medical, life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, 401(k) plan, relocation programs and similar benefits that may be available to other senior executives of the Company generally, with the adoption or maintenance of such plans to be in the discretion of the Company, on the same generally-applicable terms and conditions of the plan or program as applicable to such other senior executives, in each case to the extent that Executive is eligible under the terms of such plans or programs. The Company reserves the right to change or terminate its employee benefit plans and programs at any time, not including any vested equity rights or awards granted to Executive.

3.6       Paid Time Off. Executive will be entitled to accrue paid time off (“PTO”) at the approximate rate of four (4) weeks (160 hours) per year, subject to, and for use in accordance with, the Company policy on PTO.

3.7       Expenses. The Company will pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, provided that Executive shall submit such expenses in accordance with the policies applicable to senior executives of the Company generally.

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4.       Termination of Employment. The Company may terminate Executive’s employment for any reason or for no reason, with or without Cause (as defined herein below), subject to the severance provisions in Sections 4 and 5 of this Agreement.

4.1       Termination Upon Executive’s Death or Disability.

(a)       In the event Executive becomes “Disabled” as defined herein, the Company or Executive will have the right, to the extent permitted by law, to terminate the employment of Executive upon at least ninety (90) days’ prior written notice to the other party, provided that the Company will not have the right to terminate Executive’s employment in accordance with this Section 4.1(b) if, (i) in the opinion of a qualified physician reasonably acceptable to both parties, it is reasonably certain that Executive will be able to resume his duties on a regular full-time basis within one hundred eighty (180) days of the date that the notice of such termination is delivered, and (ii) upon the expiration of such one hundred eighty (180) day period, Executive has resumed his duties on a regular full-time basis. For purposes of this Agreement, the terms “Disabled” or “Disability” shall mean Executive is unable to perform the essential functions of his position with or without reasonable accommodation.

(b)       Upon Executive’s death, or the termination of Executive’s employment by virtue of Disability, Executive, or Executive’s estate or beneficiaries in the case of the death of Executive, shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of Executive’s employment (the “Termination Date”), except that: (i) Executive, or Executive’s estate or beneficiaries shall be entitled to receive, within the time periods specified by applicable law and any applicable plan, Executive’s Annual Salary earned through the Termination Date, any other benefits that are earned and accrued under this Agreement prior to the Termination Date, and equity compensation pursuant to any applicable plan or award; and (ii) Executive or, in the event of the death of Executive, Executive’s estate or beneficiaries, shall be entitled to reimbursement of all reimbursable expenses incurred by Executive prior to the Termination Date.

4.2       Termination by the Company for Cause.

(a) The Company may terminate Executive’s employment at any time for “Cause” if the Company determines in good faith that any of the following have occurred:

(i)       Executive’s commission of any felony or other crime involving moral turpitude or dishonesty;

(ii)       Executive’s commitment of an act of fraud, theft, dishonesty or breach of fiduciary duty related to the Company or the performance of Executive’s duties hereunder;

(iii)       Executive’s violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, or judgment which violation is injurious to the Company’s business and/or reputation;

(iv)       the continuing failure or habitual neglect by Executive to perform Executive’s material duties hereunder to the reasonable satisfaction of the Company, except that, if the Company determines that such failure or neglect is curable, Executive shall have thirty (30) days from his receipt of a notice of such failure or neglect to cure such condition and, if Executive does so to the reasonable satisfaction of the Company (such cure opportunity being available only once), then such failure or neglect shall not constitute Cause hereunder;

(v)       Executive’s material breach of this Agreement or any other contractual obligation to the Company, except that, if such breach is curable as determined in the Company’s discretion, Executive shall first have thirty (30) days from his receipt of such notice of such breach to cure such breach and, if Executive does so to the reasonable satisfaction of the Company, such breach shall not constitute Cause hereunder.

(b)       If the Company terminates Executive’s employment for Cause, Executive shall have no right to receive any compensation or benefit hereunder on and after the Termination Date, except that Executive shall be entitled to receive Executive’s Annual Salary earned through the Termination Date, any other benefits that are earned and accrued under this Agreement prior to the Termination Date, equity compensation pursuant to any applicable plan or award, and reimbursement of expenses incurred prior to the Termination Date that are reimbursable under this Agreement. These payments will be made within the periods of time required by applicable law or in accordance with the terms of the benefit plan, as applicable.

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4.3       Termination by the Company Without Cause. The Company may terminate Executive’s employment at any time without Cause upon thirty (30) days’ prior written notice to Executive, or, at the Company’s discretion, payment of Executive’s base salary (at the Annual Salary rate in effect at the time notice is given) in lieu of notice for all or a portion of the thirty-day notice period. If the Company terminates Executive’s employment without Cause, the Severance Package provisions of Section 5 shall apply.

4.4       Termination of Employment By Executive. Executive may terminate Executive’s employment with the Company at any time upon thirty (30) days’ prior written notice to the Company. The Company, in its sole discretion, may choose to accept the resignation as effective immediately upon such notice or any other time within the thirty-day notice period. If Executive terminates Executive’s employment with the Company, Executive shall have no right to receive any compensation or benefit hereunder on and after the effective Termination Date, except that Executive shall be entitled to receive Executive’s Annual Salary earned through the Termination Date, other benefits that are earned and accrued under this Agreement or under applicable Company benefit plans prior to the Termination Date, equity compensation pursuant to any applicable plan or award, and reimbursement of expenses incurred prior to the Termination Date that are reimbursable under this Agreement. These payments will be made within the period of time required by applicable law or in accordance with the terms of the benefit plan, as applicable.

5.       Severance Package for Termination by the Company without Cause. Executive shall be entitled to certain rights and shall be bound by certain obligations as described in this Section 5 (the “Severance Package”) if the Company terminates Executive’s employment without Cause. For purposes of this Agreement, the Severance Package shall consist of all of the following rights and obligations:

(a)       Executive shall be entitled to receive Executive’s Annual Salary earned through the Termination Date, other benefits that are earned and accrued under this Agreement and under applicable Company benefit plans, equity compensation pursuant to any applicable plan or award, and reimbursement of expenses incurred prior to the Termination Date that are reimbursable under this Agreement; and

(b)       If Executive signs a general release of claims in favor of the Company in a form provided to Executive by the Company (the “Release”), with such Release becoming effective (after any revocation period has lapsed), and Executive continues to comply with the terms of this Agreement and all other contractual obligations to the Company, Executive shall also be entitled to all of the following:

(i)       If the Company terminates Executive’s employment without Cause prior to March 18, 2018 (the two-year anniversary of the date Executive commenced employment with the Company), Executive will be entitled to receive severance pay in an amount equal to six (6) months of Executive’s base Annual Salary, at the rate then in effect (less applicable withholdings and deductions), to be paid in accordance with the Company’s normal payroll practices, with the first installment payment(s) commencing within sixty (60) days following the Termination Date, provided that if the 60-day period spans two calendar years, such payments will commence in the second calendar year. Additionally, subject to applicable approval(s), Executive’s Option Award will be amended to provide for an additional six (6) months of vesting as of the Termination Date in the event of the termination of Executive’s employment without Cause prior to March 18, 2018, subject to Executive’s compliance with the terms of this Agreement, including the Release described above.

(ii)       If the Company terminates Executive’s employment without Cause on or after March 18, 2018, Executive will be entitled to receive severance pay in an amount equal to twelve (12) months of Executive’s base Annual Salary, at the rate then in effect (less applicable withholdings and deductions), to be paid in accordance with the Company’s normal payroll practices, with the first installment payment(s) commencing within sixty (60) days following the Termination Date, provided that if the 60-day period spans two calendar years, such payments will commence in the second calendar year. Additionally, subject to applicable approval(s), Executive’s Option Award will be amended to provide for an additional twelve (12) months of vesting as of the Termination Date in the event of the termination of Executive’s employment without Cause on or after March 18, 2018, subject to Executive’s compliance with the terms of this Agreement, including the Release described above.

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6.       Covenants of Executive.

6.1       General Covenants of Executive. Executive acknowledges that (a) the principal business of the Company is providing residential real estate brokerage services to real estate agents and brokers substantially without the use of brick and mortar offices (such business, and any and all other businesses that after the date hereof, and from time to time during Executive’s employment with the Company, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (b) the Company knows of a limited number of persons who have developed the Business; (c) the Business is national and, in part, international in scope; (d) Executive’s work for the Company and its Affiliates has given and will continue to give Executive access to Confidential Information (as defined herein); (e) the covenants and agreements of Executive contained in this Section 6 are essential to the business and goodwill of the Company; (f) the Signing Bonus provided for in Section 3.2 above and other good and valuable consideration provided pursuant to this Agreement is adequate and full consideration for Executive’s covenants in this Section 6; (g) the geographical and temporal scope of the covenants in this Section 6 are reasonable in light of Executive’s position and the consideration provided in exchange for Executive’s covenants and do not impose an undue hardship on Executive; and (h) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. For purposes of this Agreement, “Affiliate” means, with respect to the Company, any person, partnership, corporation or other entity that controls, is controlled by, or is under common control with the Company.

6.2       Covenant Against Competition and Solicitation.

(a)       During Executive’s employment with the Company, Executive shall not, directly or indirectly, own, manage, control, or participate in the ownership, management, or control of, or be employed or engaged by, or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity of, any business or entity that is primarily engaged in providing residential real estate brokerage services to real estate agents and brokers in competition in any manner whatsoever with the Business of the Company in any state or country or other jurisdiction in which the Company conducts its Business; provided, however, that, notwithstanding the foregoing, Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (i) such securities are traded on any national securities exchange or the National Association of Securities Dealers Automated Quotation System or equivalent non-U.S. securities exchange, (ii) Executive is not a controlling person of, or a member of a group which controls, such entity and (iii) Executive does not, directly or indirectly, own five percent (5%) or more of any class of securities of such entity.

(b)       For a period of two (2) years following a termination of Executive’s employment for any reason, Executive shall not, without the Company’s prior written consent, directly or indirectly, on behalf of Executive or any other person or entity, hire, solicit or encourage to leave the employment or other service of the Company or any of its Affiliates, any employee, consultant or contractor of, or any real estate agent or broker hanging his or her license with, the Company or its Affiliates, or any person who was an employee, contractor, or consultant of, or any real estate agent or broker who hung his or her license with, the Company or its Affiliates at any time during the last twelve (12) months of Executive’s employment with the Company.

(c)       For a period of two (2) years following a termination of Executive’s employment for any reason, Executive shall not, whether for Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its Affiliates’ respective relationship with, or endeavor to entice away from the Company or any of its Affiliates, any person who during Executive’s employment with the Company or any of its Affiliates is or was a customer or client of the Company or any of its Affiliates (or any predecessor thereof). Notwithstanding the above, nothing shall prevent Executive from soliciting loans, investment capital, or the provision of management services from third parties engaged in the Business if the activities of Executive facilitated thereby do not otherwise adversely interfere with the operations of the Company’s Business.

Severability: If any court or other decision maker of competent jurisdiction determines that any of Executive’s covenants contained in this Section 6.2, or any part thereof, are unenforceable because of the scope, duration and/or geographical coverage of such provision (including if and to the extent any court of competent jurisdiction or arbitration panel determines that the laws of the State of Nevada apply to these covenants notwithstanding the parties’ agreement in Section 7.6 regarding the application of the laws of the State of Washington), then, to the extent permitted by applicable law, Executive and the Company agree that the scope, duration and/or geographical coverage of such provision, as the case may be, shall be reduced and/or revised as needed so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

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Nevada State Law: Moreover, with regard to any customers or clients of the Company that are located within the State of Nevada, the foregoing provisions of this Section 6.2 will not preclude Executive from providing services to any such client or customer in Nevada after the Termination Date, provided that (a) Executive did not solicit the client or customer, (b) the client or customer voluntarily chose to leave the Company and seek services from the Executive after the Termination Date, and (3) Executive is otherwise in compliance with the obligations imposed on Executive in this Section 6.2. Further, in the event Executive’s employment is terminated due to a reduction in force, reorganization, or similar restructuring, this Section 6.2 will only apply to Executive’s activities within the State of Nevada after the Termination Date for the period in which Company pays Executive severance, benefits, or other compensation following the Termination Date pursuant to Section 5 of this Agreement.

Enforceability of Restrictive Covenants; Jurisdictions: The Company and Executive intend to and hereby consent to jurisdiction to enforce the restrictive covenants in Section 6.2 upon the courts of any jurisdiction within the geographical scope of those restrictive covenants, pursuant and subject to Sections 6.7 and 7.2 of this Agreement. If the courts of any one or more of such jurisdictions hold the restrictive covenants in Section 6.2 wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its Affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such restrictive covenants, as to breaches of such restrictive covenants in such other respective jurisdictions, such restrictive covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

6.3       Non-Disclosure of Confidential Information. At any time during and after , except in connection with the business and affairs of the Company and its Affiliates, Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential information relating to the Company and its Business and the business of any of the Company’s Affiliates, customers, or clients, learned by Executive before or after the Effective Date directly or indirectly as a result of his position with the Company or its Affiliates (or any predecessor), including, without limitation, information concerning the respective businesses, properties, profit or loss figures, operations, strategies, licensing agreements, and business transactions of any of them (or any of their predecessors) (the “Confidential Information”). Executive will take reasonable measures to prevent unauthorized persons or entities from obtaining, receiving, or gaining access to any Confidential Information in Executive’s possession or control. Confidential Information does not include information which (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of Executive; (ii) was acquired by Executive in a manner that is not in contravention of applicable law from a source that is not bound by a confidential relationship with the Company, its Affiliates, customers, or clients or by a confidentiality or other similar agreement; (iii) was legally in the possession of or developed by Executive prior to the Effective Date; or (iv) is required to be disclosed by law or by order of a court or governmental body or agency; provided, however, that in the event disclosure is required by law, Executive must provide the Company with prompt notice of such requirement so the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

6.4       NOTICE of Immunity for Certain Confidential Disclosures of Trade Secrets. Executive is hereby notified of the following provisions of 18 U.S.C. § 1833(b):

(1)       Immunity.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)       Use of trade secret information in anti-retaliation lawsuit.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret except pursuant to court order.

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6.5       Intellectual Property.

(a)       “Intellectual Property” means all of the following that Executive creates, conceives of, develops, or reduces to practice, alone or with others, during Executive’s employment with the Company, whether or not during working hours: ideas, concepts, techniques, formulas, know-how, trade secrets, discoveries, improvements, processes, inventions, patentable subject matter, works of authorship and other copyrightable subject matter, trademarks, and all other matters ordinarily intended by the words “intellectual property,” whether or not able to be registered. Executive acknowledges that all copyrightable Intellectual Property that Executive prepares within the scope of employment with the Company is a “work made for hire” under U.S. copyright law, and that the Company therefore is the author and owner of all the copyrights in that Intellectual Property. Also, Executive irrevocably and exclusively assigns to the Company and its successors and assigns all right, title and interest in and to all Intellectual Property relating to the Company, Affiliates, or any of their current or future businesses, to the extent that the Company does not own that Intellectual Property pursuant to the preceding sentence. This includes any copyrights, mask works, patents (and any and all reissues, divisions, continuations or continuations-in-part, renewals, extensions and restorations thereof), trademarks, trade secrets, and any other proprietary rights in that Intellectual Property, and any registrations and applications for registrations for any of these. Executive will disclose promptly to the Company any and all inventions, processes or designs that Executive may conceive of or reduce to practice, alone or with others, from the beginning of Executive’s employment until the Termination Date. Executive will sign, acknowledge, and deliver documents and take other actions that the Company reasonably requests to protect Company’s rights to Intellectual Property. If Executive fails in this, Executive hereby irrevocably appoints the Company and its authorized officers and agents as Executive’s agent and attorney-in-fact to do these things on Executive’s behalf.

(b)       NOTICE: Executive’s obligation to assign under this Agreement will not apply to any invention for which no trade secret information, equipment, supplies, or facility of the Company was used and that was developed entirely on Executive’s own time, unless the invention: (a) relates directly to the business of the Company; (b) relates to actual or demonstrably anticipated research or development work of the Company; or (c) results from any work performed by Executive for the Company.

(c)       Prior Inventions: “Prior Invention” means any invention, process, or design that Executive conceived of or reduced to practice, alone or with others, before Executive’s employment with the Company, that Executive wishes to clarify is not subject to this Section 6.5 and that is listed in Attachment B. (If Attachment B is blank, there are no Prior Inventions.) Executive does not assign rights in any Prior Invention to the Company under this Section 6.5. Executive will not include any information on Attachment B that, by its disclosure to the Company, would violate any confidentiality obligation Executive owes to any third party, including a prior employer. If such confidentiality obligations exist with respect to certain Prior Inventions, Executive must inform the Company that Executive has not listed all Prior Inventions on Attachment B for that reason. If Executive uses or incorporates any Prior Invention (or other intellectual property not subject to assignment under this Agreement) in any Company or Affiliate product or service, program, process, machine, development, or work-in-progress, or if Executive permits the Company or its Affiliates to do so, Executive hereby grants to the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license (with right to sublicense) to make, use, sell, offer for sale, import, modify, copy, distribute, publicly perform and display, and make derivative works of such Prior Invention (or other intellectual property), to the extent of Executive’s ownership or interest.

6.6       Return of Company Property. All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced, or compiled by Executive, or made available to Executive during his employment with the Company, that contain Confidential Information shall remain the Company’s, its Affiliates’, clients’, or customers’ property, as the case may be. Executive will deliver to the Company all such property and Confidential Information upon Executive’s termination of employment and at any other time upon request.

6.7       Rights and Remedies Upon Breach. Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 6.2, 6.3, or 6.5 would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 6.2, 6.3, or 6.5, the Company and its Affiliates shall have the right and remedy to have such provisions specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary, and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its Affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the provisions of Sections 6.2, 6.3, or 6.5. The Company has the right to cease making the payments provided as part of the Severance Package described in Section 5, except earned and accrued Annual Salary, benefits, equity compensation and expenses as required by law or any applicable plan or award, in the event of a material breach of any of the provisions of Sections 6.2, 6.3, or 6.5 that, if capable of cure and not willful, is not cured within thirty (30) days after receipt of notice thereof from the Company.

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6.8       Disclosures. Executive will disclose to the Company any employment, consulting, or other service relationship he enters into during the six (6) month period immediately following the Termination Date. Such disclosure must be made within seven (7) days of Executive entering into such employment, consulting, or other service relationship. Executive expressly consents to and authorizes the Company to disclose this Agreement’s terms and conditions to any future employer or user of his services and to take any steps the Company deems necessary to enforce Executive’s promises herein.

7.       Other Provisions.

7.1       Severability. If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

7.2       Arbitration. Except with respect to claims for temporary equitable relief, pending resolution of any issues in arbitration, and any request for injunctive relief, pursuant to and as contemplated by Sections 6.2 and 6.7, any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Seattle, Washington in accordance with the Employment Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”). The parties hereto understand that by agreeing to this binding arbitration provision both the Company and Executive voluntarily surrender their rights to civil litigation and a trial by jury and any associated rights of appeal with respect to claims covered by this Agreement, except as otherwise provided herein and by applicable law. The Company and Executive will each select an arbitrator, and a third arbitrator will be selected jointly by the arbitrators selected by the Company and Executive within 15 days after demand for arbitration is made by a Party. If the arbitrators selected by the Company and Executive are unable to agree on a third arbitrator within that period, then either the Company or Executive may request that the AAA select the third arbitrator. The arbitrators will possess substantive legal experience in the principle issues in dispute and will be independent of the Company and Executive. To the extent permitted by applicable law and not prohibited by the Company’s certificate of incorporation and bylaws, the Company will pay all expenses incurred in connection with the arbitration and the fees and expenses of the arbitrators. The arbitrators will render their final award within thirty (30) days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. The arbitrators will state the factual and legal basis for the award. The decision of the arbitrators will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective.

7.3       Notices. Any notice, consent, or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission, email transmission with a confirming telephone call, or by certified, registered or express mail, postage prepaid. Any such notice, consent or other communication shall be deemed given when so delivered personally, delivered by overnight courier, sent by facsimile transmission, or sent by email transmission with a confirming telephone call or, if mailed, five days after the date of deposit in the United States mails as follows:

(a)       If to the Company, to:

Glenn Sanford, CEO

glenn@expworldholdings.com

(or the current CEO, if not Glen Sanford)

with a duplicate notice sent to:

1321 King Street, Suite 1

Bellingham, WA 98229

Attention: CEO

(b)       If to Executive, to:

______________

______________

Telephone: ________________

Email: ____________________

Any such person may, by notice given in accordance with this Section to the other parties hereto, designate another address or person for receipt by such person of notices hereunder.

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7.4       Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either) relating to the subject matter hereof including the Initial Offer, but excluding the Option Award and Equity Plan. Notwithstanding the foregoing, nothing in this Agreement supersedes or restricts any of Executive’s existing obligations to the Company, under other agreements between Executive and the Company, and all of Executive’s other obligations to protect the Company’s Confidential Information, to assign intellectual property rights to Company, or otherwise protect Company’s intellectual property and/or business interests.

7.5       Waivers and Amendments. This Agreement may be amended, superseded, canceled, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.6       GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Subject to Sections 6.2 and 6.7 above and the parties’ obligations under Section 7.2, Executive and the Company each hereby expressly consents to the exclusive venue and jurisdiction of the state and federal courts located in King County, Washington for any lawsuit arising from or relating to this Agreement.

7.7       Assignment; Binding Effect. The services and duties to be performed by Executive hereunder are personal and may not be assigned or delegated by Executive. The Company may assign this Agreement without notice to Executive. Executive consents to such assignment and agrees and acknowledges that all terms and conditions of this Agreement will remain in effect after any such assignment. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and permitted assigns of the parties.

7.8       Withholding. The Company shall be entitled to withhold from any payments hereunder any amount of withholding or deductions required by law.

7.9       Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.10       Survival. The rights and obligations of the parties under this Agreement, which by their nature would continue beyond the termination of Executive’s employment, shall survive the termination of Executive’s employment or expiration of this Agreement.

7.11       Existing Agreements. Executive represents to the Company that Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit Executive from executing this Agreement or limit Executive’s ability to fulfill Executive’s responsibilities hereunder.

7.12       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.13       Parachute Provisions.

(a)       Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 7.13 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

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(b)       Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code.

(c)       Any determination required under this Section 7.13, including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 7.13. The Company's determination shall be final and binding on Executive.

7.14       Indemnification; Director’s and Officer’s Insurance. Executive shall be entitled to indemnification in all instances in which Executive is acting within the scope of his authority to the fullest extent permitted by applicable law and not prohibited by the Company’s certificate of incorporation and bylaws or operating agreement, as applicable, from and against any damages or liabilities, including reasonable attorney’s fees; provided, however, that Executive shall not be entitled to indemnification for damages or liabilities which result from or arise out of Executive’s willful misconduct or gross negligence.

7.15       409A. This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1983 (the “Section 409A”). This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Company and without requiring Executive’s consent, in such manner as the Company determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

With respect to any reimbursement of expenses of Executive, as specified under this Agreement, such reimbursement of expenses shall be subject to the following conditions: (a) the expenses eligible for reimbursement provided in one taxable year shall not affect the expenses eligible for reimbursement provided in any other taxable year; and (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred.

If a payment obligation under this Agreement arises on account of Executive’s termination of employment and if such payment is subject to Section 409A, the payment shall be paid only in connection with Executive’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)). If a payment obligation under this Agreement arises on account of Executive’s “separation from service” (as defined under Treas. Reg. Section 1.409A-1(h)) while Executive is a “specified employee” (as defined under Treas. Reg. Section 1.409A-1(h)), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of Executive’s separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following his death.

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7.16       EXECUTIVE HAS READ AND UNDERSTOOD THE TERMS OF THIS AGREEMENT; RIGHT TO SEPARATE COUNSEL. Executive acknowledges and agrees that he has fully read, understands, and voluntarily enters into this Agreement. Executive further acknowledges that he has been advised by the Company that he is entitled to have this Agreement reviewed by counsel of Executive’s choice, and has either done so or elected to forgo such right. EXECUTIVE UNDERSTANDS THAT HE AND THE COMPANY ARE VOLUNTARILY AGREEING TO ARBITRATE DISPUTES ARISING UNDER THIS AGREEMENT AND THAT THEY ARE WAIVING ANY RIGHT TO A TRIAL BY JURY.

IN WITNESS WHEREOF, the parties hereto have signed their names to this Employment Agreement as of the day and year set forth below.

COMPANY:
EXP WORLD HOLDINGS, INC., a Delaware corporation:

Date: 09/29/2017	By: /s/ Glenn Sanford
Name: Glenn Sanford
Title: CEO

EXECUTIVE:

Date: 09/27/2017	Signature: /s/ Alan Goldman
Alan Goldman

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